UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2011

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On February 3, 2011, Progenics and Salix Pharmaceuticals, Inc., a wholly owned subsidiary of Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP), entered into a License Agreement for the development and commercialization of methylnaltrexone (MNTX), marketed under the name RELISTOR®.  Under the agreement, Progenics granted Salix an exclusive license to develop and commercialize MNTX worldwide except in Japan, where Ono Pharmaceutical Co., Ltd. has previously licensed the subcutaneous formulation of the drug from Progenics, and a non-exclusive license to manufacture MNTX and products containing MNTX.  Salix may sublicense its development and commercialization rights outside the United States only and its manufacturing rights throughout its territory.

Salix has paid Progenics an up-front license fee payment of $60 million.  Salix has also agreed to pay development milestone payments of up to $90 million contingent upon achieving specified regulatory approvals and commercialization milestone payments of up to $200 million contingent upon achieving specified sales targets.  Salix must pay Progenics 60% of any revenue Salix receives from sublicensees in respect of any country outside the United States.  Additionally, Salix must pay Progenics royalties based on a percentage ranging from the mid- to high-teens of net sales by Salix and its affiliates of any product containing MNTX.  The royalty period generally runs until the later of (i) the expiration of the last valid relevant patent claim, (ii) the date on which there is no marketing exclusivity right with respect to the product, and (iii) the 15th anniversary of the first commercial sale, subject, in the case of clause (iii), to earlier termination if unauthorized generic competition exceeds specified thresholds. Salix also has a right of first negotiation or first notice with respect to certain other products that Progenics may seek to license in the future.

Either party may terminate the License Agreement upon an uncured material breach or specified bankruptcy events.  In addition, Salix may terminate the agreement for safety or efficacy issues, or upon specified prior notice at any time on or after the first anniversary of the agreement, subject to Progenics’ right to postpone such latter termination in certain circumstances.  Upon termination of the agreement, all licenses granted to Salix by Progenics will terminate other than respecting any product the royalty period for which has expired in a particular country.

Under the License Agreement, Salix and Progenics will establish a joint steering committee and a joint development committee to oversee and coordinate the development, manufacturing and commercialization of products.  Salix will control and fund development and commercialization activities for MNTX.  Salix will be solely responsible for associated development and commercialization costs, except for certain amounts relating to ongoing development activities that are reimbursable by Progenics’ previous collaborator.  Except for the transfer of existing products, Salix will be solely responsible for the manufacture and supply of MNTX and any finished products for development and commercialization.

In connection with the License Agreement, the parties entered into an agreement with the University of Chicago confirming and agreeing with respect to various matters related to the License Agreement.

The above descriptions are qualified in their entirety by reference to the texts of such agreements, redacted copies of which will be filed as Exhibits to Progenics’ Quarterly Report on Form 10-Q for the quarter ending March 31, 2011. The information in this Current Report on Form 8-K is also subject to a number of risks and uncertainties, including those set forth or referred to in the Progenics-Salix press release relating to the transaction, a copy of which has been filed as an Exhibit to Progenics’ Current Report on Form 8-K dated February 7, 2011.  The information contained in such release is incorporated into this Item 1.01 by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.
          By:  /s/ ROBERT A. MCKINNEY
Robert A. McKinney
                                                Chief Financial Officer, Senior Vice President,
                              Finance & Operations and Treasurer

Date:  February 9, 2011